Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated March 18, 2016, except for Note 1, 2, 4 and 6, as to which the date is November 28, 2016 with respect to the audited consolidated financial statements of NanoFlex Power Corporation for the years ended December 31, 2015 and 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 28, 2016